Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Neptune Wellness Solutions Inc.

[formerly, Neptune Technologies & Bioressources Inc.] (“Neptune”)

545, Promenade du Centropolis, Suite 100

Laval, Québec H7T 0A3

2.	Date of Material Change

September 21, 2018

3.	News Release

The news release was filed in SEDAR and disseminated through the facilities of CNW on September 19, 2018.

4.	Summary of Material Change

The Issuer changed its name to “Neptune Wellness Solutions Inc.” effective September 21, 2018.

5.	Full Description of Material Change

See attached news release.

6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, please contact: Mario Paradis, Vice President and Chief Financial Officer of Neptune, at +1 (450) 687-2262 x236.

9.	Date of Report

September 28, 2018

PRESS RELEASE

SOURCE: Neptune Technologies & Bioressources Inc.

Neptune Confirms its Name Change to

Neptune Wellness Solutions Inc.

Laval, Québec, CANADA – September 19, 2018 – Neptune Technologies & Bioressources Inc. (“Neptune” or the “Company”) (NASDAQ – TSX : NEPT) announces that its shareholders have approved at the Annual Meeting of Shareholders held on August 15, 2018, the change of the Company’s legal name to Neptune Wellness Solutions Inc / Neptune Solutions Bien-Être Inc., in order to better reflect the Company’s products and business. The name change will be effective upon opening of the markets on September 21, 2018. The Company’s common shares will keep trading under the same ticker symbol “NEPT” on NASDAQ and TSX.

About Neptune Technologies & Bioressources Inc.

Neptune is a health and wellness products company, with more than 50 years of combined experience in extraction, purification and formulation of value-added differentiated science-based products. Currently, the Company develops turnkey nutrition product solutions available in various unique delivery forms, offers specialty ingredients such as MaxSimil®, a patented ingredient that enhances the absorption of lipid-based nutraceuticals, and a variety of other marine and seed oils. Leveraging its scientific, technological and innovative expertise, Neptune is preparing to commence production of products in legal cannabis markets.

The Company’s head office is located in Laval, Quebec.

Neither NASDAQ nor the Toronto Stock Exchange accepts responsibility for the adequacy or accuracy of this release.

Neptune Wellness Solutions	Investor Relations Contact	Investor Relations Contact
Mario Paradis	(Canada)	(U.S.)
VP & CFO, Neptune	Pierre Boucher	Jody Burfening
1.450.687.2262, x236	MaisonBrison	LHA, IR
m.paradis@neptunecorp.com	1.514.731.0000	1.212.838.3777
	pierre@maisonbrison.com	jburfening@lhai.com